Exhibit 107

CALCULATION OF REGISTRATION FEE

FORM S-1

(Form Type)

Faraday Future Intelligent Electric Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered		Proposed Maximum Offering Price Per Share		Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Fees to be Paid	Equity	Class A common stock, par value $0.0001 per share, issuable upon the conversion of the Secured Notes and Incremental Notes.	Rule 457(c)	25,286,260	(1)	$5.24	(2)	$132,500,002.40	$0.00015310	$20,285.75
Fees to be Paid	Equity	Class A common stock, par value $0.0001 per share, issuable upon the exercise of the SPA Warrants	457(o)	2,528,626		$6.29	(3)	$15,905,057.54	$0.00015310	$2,435.06
Fees to be Paid	Equity	Class A common stock, par value $0.0001 per share, issuable upon the exercise of the PA warrants	457(o)	202,768		$6.29	(4)	$1,275,410.72	$0.00015310	$195.27
Fees to be Paid	Equity	Class A common stock, par value $0.0001 per share	457(o)	1,080,294		4.40	(5)	$4,753,293.60	$0.00015310	$727.73
Fees to be Paid	Equity	Class A common stock, par value $0.0001 per share, issuable upon the conversion of the Applicable Tranche D Notes	457(c)	561,833		2.282	(6)	1,282,102.91	$0.00015310	$196.29
Total Offering Amounts								155,715,867.2		$23,840.10
Total Fees Previously Paid										—
Total Fee Offsets										—
Net Fee Due										$23,840.10

(1)	Consists of 12,643,130 shares of Class A Common Stock issuable upon the conversion of certain convertible notes of Faraday Future Intelligent Electric Inc. (the “Company”) and 12,643,130 shares of Class A Common Stock issuable upon the potential conversion of incremental notes, which are issuable upon exercise of certain incremental warrants, being registered for resale from time to time by selling securityholders named in this registration statement. Pursuant to Rule 416(a) promulgated under the U.S. Securities Act of 1933, as amended (the “Securities Act”), there are also being registered an indeterminable number of additional securities as may be issued to prevent dilution resulting from stock splits, stock dividends, or similar transactions.

(2)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) under the Securities Act. The proposed maximum offering price per share and proposed maximum aggregate offering price are based on the conversion price of the convertible notes.

(3)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(o) under the Securities Act. The proposed maximum offering price per share and proposed maximum aggregate offering price are based on the exercise price of the warrants issued to the selling securityholders.

(4)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(o) under the Securities Act. The proposed maximum offering price per share and proposed maximum aggregate offering price are based on the exercise price of the placement agent warrants issued to placement agent.

(5)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(o) under the Securities Act. The proposed maximum offering price per share and proposed maximum aggregate offering price are estimated at $4.40 based on the settlement amount of $4.75 million and the issuance of 1,080,293 shares.

(6)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) under the Securities Act. The proposed maximum offering price per share and proposed maximum aggregate offering price are based on 90% of the volume weighted average price of the closing price of the Company’s Class A Common Stock on October 7, 2024.